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                           May 24, 2021

       James R. Webb
       Executive Vice President, General Counsel and Corporate Secretary CHESAPEAKE ENERGY CORP
       6100 North Western Avenue
       Oklahoma City, OK 73118

                                                        Re: CHESAPEAKE ENERGY
CORP
                                                            Registration
Statement on Form S-3
                                                            Filed May 17, 2021
                                                            File No. 333-256214

       Dear Mr. Webb:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Liz
Packebusch, Staff Attorney, at (202) 551-8749 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              Michael Rigdon